Import and Export Agency Framework Agreement

Date signed: 9 January 2014

This agreement was entered into by the following parties:

China Southern Airlines Company Limited (“Party A”); and Southern Airlines (Group) Import and Export Trading Company Limited (“Party B”)

Party B includes Southern Airlines (Group) Import and Export Trading Company and its wholly-owned subsidiaries, Guangzhou Southern Airlines Customs Company Limited, Shenyang Southern Airlines Import and Export Trading Company Limited and Xinjiang Southern Airlines Import and Export Trading Company Limited.

The parties reached the following framework agreement in respect of the import business of China Southern Airlines Company Limited under independent, voluntary, fairness and mutually tual beneficial principles after thorough discussion:

Article 1 Scope

1. Party A appoints Party B to act as agent of the import and export business of aircrafts, aircraft engines, aviation apparatuses, simulation aircrafts, aviation special vehicles, communication and navigation devices, ground equipment, computer software etc. and the related leasing business.

2. Party A appoints Party B to act as agent to handle import and export customs declaration and customs inspection, and the related storage and transportation, insurance agency and tender solicitation and offer of tender.

3. Other import and export business that Party A may assign to Party B.

Article 2 Rights & duties of Party A

1. When Party A appoints Party B to act as agent of the aircrafts, aircraft engines, aviation apparatuses, simulation aircrafts, aviation special vehicles, communication and navigation devices, ground equipment, computer software, Party A is responsible for providing the technical descriptions and related technical documents required by relevant departments of the government, and is responsible for the authenticity, legality and validity of the materials provided. Party A shall bear the responsibilities and make compensation for any losses caused by the false information provided by Party A. If financial losses are suffered by Party B, Party A should make compensation. If it is necessary to handle import and export approval procedures, Party B will handle them according to the related policies of the state, and Party A should provide the necessary assistance and supporting documents.

2. When Party A participates, as the buyer, in the external negotiation in Clause 1 of Article 1, arranged by Party B, it can request Party B to provide the necessary assistance and participate in the negotiation. Party A will enter into the contract as the buyer together with Party B with the external parties.

3. For the business of external sale of aircraft, engine and aviation materials that Party A assigns to Party B, the parties will sign an Import and Export Agency Agreement for each import and export transaction as required by the transaction. Party A can request Party B to assist it to handle the procedures of application for tax rebate (exemption) of exporting old equipment.

4. For the import of aircraft, engine, aviation materials by Party A by special trading methods such as leasing, temporary import and export, and exchange, when the amount of the bank guarantee provided by Party B to the customs and excise department is insufficient, Party A shall provide the relevant bank guarantee for Party B.

5. If the import and export contract cannot be performed, cannot be completely performed, its performance is delayed or its performance does not conform to the terms stipulated in the contract as a result of Party A does not perform, or cannot perform the duties stipulated in the external contract according to this agreement, and Party A has not made remedies in time, and these are unrelated to Party B, Party A shall reimburse Party B for all relevant and necessary expenses that Party B has paid for Party A.

6. If Party A cannot perform the entire or some of the agency agreement due to force majeure, its entire or some of its responsibilities towards Party B are waived, however Party A should notify Party B promptly and provide the related letter or proof within a reasonable period.

7. Party A should pay the agency fee to Party B according to the provisions of Article 5 of this agreement and the specific agency agreement.

Article 3 Rights & duties of Party B

1. When Party B acts as agent for the import and export business under this agreement that Party A has assigned and the related customs declaration and inspection, storage and transportation, it should make all efforts to protect the interest of the principal, Party A, and fully perform the legal responsibilities of an agent in time.

2. When Party B handles the matters assigned by Party A, it must follow the provisions of the law and regulations of the state and other foreign trade administrative systems, and when it handles the specific business assigned, it must not act beyond the scope authorized by the agency entrusted by Party A. Party B is obliged to remind that the entrustment of Party A must be legal, and for illegal entrustment made by Party A, Party B has the right to refuse and it is in charge of explaining the reasons. Party B should provide the necessary assistance for the compliance matters with the relevant law and regulations and listing rules of the place of listing of Party A.

3. When Party B is conducting the import and export business of aircrafts, aircraft engines, aviation apparatuses, simulation aircrafts, aviation special vehicles, communication and navigation devices, ground equipment, computer software etc. as agent of Party A, it should provide the related international market prices and quotations to Party A, and report to Party A the performance status of the business assigned in time.

4. When Party B is conducting the above import and export business of Party A as an agent, Party B should provide the situations of the customs policies and the changes of policies to Party A in time, and should handle the procedures of customs declaration, filing and approval of the goods imported or exported in time according to the relevant law and regulations. If Party A fails to provide the relevant proof for the procedures in time, and results in delay in customs declaration, filing and approval, Party B will not bear the related losses and responsibilities.

5. When Party B is entrusted to handle the business of external sale of aircraft, engine and aviation materials that Party A assigns to Party B, the parties will sign an Import Export Agency Agreement for each import and export transaction as required by the transaction, Party B should assist Party A to handle the procedures of application for tax rebate (exemption) of exporting old equipment.

6. If Party A suffers losses because Party B has not thoroughly performed or has negligently performed the agency duties, Party B shall compensate Party A for all the related losses incurred by Party A as a result of the above, and Party B should bear all the related responsibilities.

7. If Party B cannot perform the entire or some of the agency business assigned by Party A due to force majeure, its entire or some of its responsibilities towards Party A should be waived by Party A, however Party B should notify Party A in writing, and should provide an effective letter to Party A promptly.

8. Party B should be diligent and responsible when handling the import and export business matters of Party A, and inform Party A the market prices and the progress of the agency work in time and accurately, and ensure the performance of the related contracts in time. Party B has the right to participate in the external negotiation of Party A with other third parties, however Party B does not have the right to enter into import and export contracts with any third party by itself, and when it enters into import and export contracts, it should sign jointly with Party A and affix the seals of both parties.

9. When Party B acts as an agent to handle the customs declaration and inspection, storage and transportation assigned by Party A, it should complete the work assigned by Party A in time and in an accurate manner, and should be diligent and responsible.

Article 4 Special provisions

1. Party A is the principal and Party B is the agent. Party B undertakes to offer to Party A an agency fee not higher than the prices offered by independent third parties in the same industry.

2. Both Party A and Party B confirm that the total commission of the businesses under this agency agreement should not exceed the maximum limit of RMB160 million each year.

3. For those responsibilities relating to the entrustment and agency of Party A and Party B not covered in the clauses in Article 2 and 3 above, they will be executed according to the relevant provisions of the state.

Article 5 Agency commission

1. Party A appoints Party B to act as the agent to handle the import and export business, the related import and export customs declaration, tender solicitation and offer of tender, and it should pay the agency commission and related expenses to Party B. Both parties should follow the principles of fairness and reasonableness when determining prices, and use fair market price as the basis, which should not be higher than the charging scale of the market price.

2. The specific standards of commission and expenses will be determined by Appendix 1 of this agreement. The detailed settlement rules will be determined by agreement through negotiation between the finance department of both parties, and a separate agreement will be entered into.

Article 6 Dispute resolution

1. Any disputes between Party A and Party B while performing this agreement should be resolved by amicable negotiation.

2. If the negotiation between Party A and Party B fails, the dispute will be submitted to Guangzhou Arbitration Commission for arbitration.

Article 7 Others

1. This agreement can be modified or, terminated in writing by agreement between the parties.

2. The validity period of this agreement is 3 years, and will take effect from 1 January 2014.

3. This agreement is executed in duplicate, and Party A and Party B each retains one copy which has equal legal force.

4. If this agreement is in conflict with the relevant law, regulations of the sate or the related listing rules of the place of listing of Party A, the necessary modification shall be made.

5. To safeguard the normal operation of the above agency businesses, Party A and Party B will discuss and sign the implementation rules such as the ordering of goods, dispatch for repair, payment to external parties and internal settlement, transportation and customs declaration etc.

Party A: China Southern Airlines Company Limited	Party B: Southern Airlines (Group) Import and Export Trading Company Limited

Authorized legal representative:	Legal representative:

Appendix 1

Table of import & export agency fee charging scale

Serial no	Item	Fee basis	Charging scale

1	Order of aviation materials	price of merchandise	1.50%

2	Handling of overseas orders of aircraft, engine and simulation aircraft	price of merchandise	0.14%

3	Leasing of assets such as aircraft, engine etc.	rent	0.10%

4	Ordering of all types of tools, vehicles, equipment, software systems etc.	price of merchandise	1.50%

5	Handling fee of dispatching for repair (including aviation materials and engine)	cost of repair	1.00%

6	Agency commission on sale of aircraft, engine, aviation materials etc.	Revenue of goods sold	1.00%, maximum RMB300,000/unit

7	Handling fee of customs declaration	A. CIF: customs duties actually paid + value added tax + sundry expenses	2.00%; and the original import-stage customs duties rate of 1% and 4% value added tax for the flight handling fee of customs declaration of air cargo of 25 tonne and above in weight. If the state adjusts the import-stage customs duties and value added tax for the air cargo of over 45 tonne in weight, and such adjustment will have a material impact on the costs of both parties, both parties will re-negotiate the charging scale.
B. FOB: customs duties actually paid + freight + insurance premium + value added tax

8	Tax rebate	Amount of tax rebate	2.00%

9	Costs of transfer between customs, loading, discharging & transportation	Below 100Kg	RMB10/pc
		100Kg—400Kg	RMB20/pc
		400Kg—1000Kg	RMB40/pc
		Above 1000Kg	RMB100/pc

10	Costs of transfer between customs, handling charge of transit	cargo bill	RMB50/bill

11	Air cargo exempted from customs duties	value of merchandise	1%

12	AOG	cargo bill	RMB300/bill

13	Customs inspection (commercial inspection)	cargo bill	RMB100/bill

14	Dispatching for repair of exported goods	cargo bill	RMB100/bill

Notes: 1. The spot offer rate of banks of remittance at the end of the previous month should be used as the exchange rate.

2. For the charging scale of items such as the occurrence of claims due to business development, handling tax exemption of aircraft, temporary rental of aircraft, customs declaration for the temporary import and export agency of engine, handling fee of payment of costs of merchandises at bank, and storage and transportation can be determined by negotiation between the parties with reference to the charging scales of Eastern Airlines and China Airlines.

Party A: China Southern Airlines Company Limited	Party B: Southern Airlines (Group) Import and Export Trading Company Limited

Authorized legal representative:	Legal representative: